Exhibit 10(w)

Date of Notification: September 18, 2017

SEPARATION AGREEMENT & RELEASE

This is an Agreement between the General Electric Company (the "Company") and Elizabeth Comstock (the "Employee").

WHEREAS the Employee will cease to be employed by the Company,

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment with and separation from the Company,

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and Employee agree as follows:

1.	Separation Date and Consideration/Other Payments.

a.
Separation Date/Salary Payments. The Employee shall continue to perform her regular full-time duties and responsibilities as an active employee and be paid her current salary at the Company’s regular pay intervals through December 31, 2017 (referred to as the “Separation Date”).

b.
Paid time off. Employee understands and agrees that the compensation and/or benefits she is receiving under this Agreement is inclusive of all vacation, permissive time off, personal illness, personal business, or holiday pay to which the Employee is or may be entitled, including under any of the Company’s paid time off plans or programs. Employee will not receive any other payments for such plans or programs.

c.
Stock Options. Stock options held by Employee for at least 12 months as of the Separation Date that are not vested on the Separation Date shall be deemed vested on the Separation Date, and will be exercisable until the earlier of December 31, 2020 or the original expiration date of the grant. All options already vested prior to the Separation Date will be exercisable until the earlier of December 31, 2020 or the original expiration date of the grant. All other stock options that are not already vested on the Separation Date, or that do not become vested as set forth in this Paragraph, shall be cancelled. If the Employee dies before the date a vested option will expire under this Agreement, such option will expire on the earlier of two years after death or the original expiration date.

Classification: GE Internal

d.
Annual Executive Incentive Plan (AEIP). AEIP for 2017 will be reviewed and determined during the regular AEIP process by the Company and any payments shall be made in accordance with usual Company procedures. No AEIP will be paid for any subsequent years.

e.
Executive Deferred Salary Plans.   Payments from any Executive Deferred Salary Plans in which the Employee participated will be made after the Employee’s Separation Date in accordance with the rules of the Plans and any applicable requirements pursuant to Paragraph 18 and Section 409A of the Internal Revenue Code.

f.
Deferred Incentive Compensation. Employee’s deferred incentive compensation will be paid out in accordance with the rules of the GE Deferred Incentive Compensation Program and any applicable requirements pursuant to Paragraph 18 and Section 409A of the Internal Revenue Code.

g.	Officer Benefits. Officer benefits and perquisites shall be treated as follows:

i.
Company Automobile. The Employee may continue using the Company-provided car in her possession at the Effective Date of this Agreement until December 31, 2017. As of December 31, 2017, the Employee may purchase the car at its market value (as determined by the Company’s fleet services provider) or relinquish the car to the Company.

ii.	Financial Planner. The Employee may continue to avail herself of the services of a financial planner until the end of December 31, 2017 in accordance with the respective program.

iii.
Leadership, Executive and Senior Executive Life Insurance. The Company agrees to maintain the Employee’s Leadership, Executive and Senior Executive Life Insurance Policies and continue to make premium payments in accordance with the terms of the respective plans. For purposes of each of these plans, Employee is deemed to have retired as of her Separation Date.

h.
Benefits. Up until the Separation Date, Employee’s participation in the Company benefit plans (e.g., Savings and Security, pension, medical, life insurance) will be on the same terms as, and in accordance with, the provisions of the various Company benefit plans for a similarly situated active employee.

Classification: GE Internal

i.
Retirement Allowance. Employee will be granted a retirement allowance commencing on the first of the month following the Separation Date. The retirement allowance will be based on the Employee’s pensionable service through the Separation Date and compensation history as of the Separation Date, and will be on the terms and conditions as set forth in Exhibit A (“General Electric Company Allowance on Termination of Service – Employee Agreement”) attached hereto. Employee must sign both this Agreement and Exhibit A to receive the retirement allowance. The Employee understands and agrees that she is responsible for her share of Social Security and Medicare taxes and for any federal and/or state income taxes and any other taxes that may apply. Following the Separation Date, the Employee shall be eligible for those health and other welfare benefits under the Company’s employee benefit plans on the same basis as a similarly situated individual who elected optional retirement from the Company. For example, upon retirement, the Employee shall be eligible to remain in the active medical plan until attainment of age 65, with contributions the same as when employed. Contributions are subject to change, and no GE-sponsored medical coverage is available after attainment of age 65. Notwithstanding the above, the Company reserves the right to terminate, amend, eliminate and/or replace those health and other welfare benefits at its sole discretion and at any time. The Employee’s eligibility for, and benefits under, such plans shall be subject to any changes to those plans.

j.
2016-18 Long-Term Performance Award. The Employee will be eligible to receive a pro rata payment under the 2016-18 Long-Term Performance Award Program. The payout will be based on factors set forth in the original performance award granted to the Employee. The award will be 24/36 of the award the Employee would have been entitled to if she were employed for the entire 2016-18 award period. The award, if any, will be paid after the end of the LTPA program period in accordance with the terms of the Program.

k.
Restricted Stock Units. Restricted Stock Units (“RSUs”) that are unvested and held by Employee for at least 12 months as of the Separation Date and otherwise scheduled to vest on or before December 31, 2020 shall be vested on the Separation Date. Payment of vested RSUs will be delivered in shares net of withholding for applicable taxes as appropriate as soon as practicable following the Separation Date in accordance with plan rules and any requirements pursuant to Paragraph 18 and Section 409A of the Internal Revenue Code. All other RSUs that are not already vested on the Separation Date, or that do not become vested as set forth in this Paragraph, shall be cancelled.

Classification: GE Internal

l.
Performance Stock Units. The restrictions on Employee’s outstanding PSUs will lapse contingent upon satisfying the performance conditions and other provisions set forth in such PSUs, and to the extent earned, will be payable in accordance with normal Company procedures.

m.	Employee Acknowledgements about Consideration/ Other Payments.

i.
Employee agrees that, except as stated in this Agreement, she has otherwise received all wages and compensation due to her; she is not entitled to any further payments of any kind; and she is not otherwise entitled to the additional payments and benefits she is receiving as consideration for this Agreement.

ii.	Employee agrees that the payments and benefits she receives under this Agreement are sufficient consideration in exchange for her obligations under this Agreement.

iii.	All payments and benefits received under this Agreement shall be subject to applicable taxes and withholdings

2.
Effective Date of the Agreement. Employee shall have seven (7) days from the date she signs this Agreement to revoke her consent to the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). To do so, she must submit a written revocation to the Company’s Senior Vice President, Human Resources. If Employee revokes her consent to the waiver, all of the provisions of this Agreement shall be void and unenforceable. If Employee does not revoke her consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

3.	Employee Representations. Employee hereby represents and acknowledges to the Company that:

a.	Attorney Consultation. The Company has advised Employee to consult with an attorney of her choosing prior to signing this Agreement;

b.
Time for Review. The Employee has had the opportunity to take at least twenty-one (21) days to consider the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement.

c.
Disclosure of Past and Present Claims. The Employee has disclosed to the Company in writing any information in her possession concerning any conduct involving the Company or its affiliates that she has any reason to believe involves any violation of domestic or foreign law or regulation,

Classification: GE Internal

false claims to the United States, or violates or may violate Company Policy in any respect.

d.
Meaning of Release. Employee understands that, by agreeing to the Release in Paragraph 7, she is giving up the right to sue Releasees as defined below for any of the reasons outlined in the Release, subject to the terms of the Release. Employee understands that this Release applies to any claims known or unknown at the time she signs this Agreement.

e.
Company’s Reliance on Employee Representations. The Employee understands that the Company is entering into this Agreement in reliance on Employee’s representations and obligations contained in this Agreement, including but not limited to Employee’s Release.

4.
Confidential Information. The Employee acknowledges that she has obtained knowledge about confidential Company information. Such information may include proprietary information, trade secrets of the Company, customer information, technical information about Company products, strategic plans of Company businesses, price information, or employee information (hereinafter the "Confidential Information")[1]. Employee agrees to never use, publish or otherwise disclose any Confidential Information to anyone except upon prior written approval from the Company’s Senior Vice President, Human Resources. Employee understands that this includes, but is not limited to, any subsequent employer or competitor of the Company. The Employee understands that nothing herein prevents the Employee from disclosing a trade secret or other Confidential Information when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court. However, any and all Covered Claims (as defined in GE’s ADR procedure) are subject to, and must be brought consistent with, the terms of GE’s ADR procedure (see Paragraph 7.f.) If the Employee has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, the Employee agrees to contact the Company’s Senior Vice President, Human Resources for written clarification.

5.
Employee Innovation and Proprietary Information Agreement (EIPIA), Non-Solicit Agreement, Non-Compete Agreement and Company Alternative Dispute Resolution (ADR) Program. The EIPIA, any Non-Solicitation (whether applicable to clients, customers or employees) and Non-Compete Agreements, and the Company ADR Program will each remain in effect in accordance with their respective terms.

1 Confidential Information does not include information regarding the Employee’s pay or other compensation earned or benefits received during his/her employment by the Company

Classification: GE Internal

6.	Non-Solicitation and Non-competition.

a.
Employee agrees that up until the Separation Date and continuing for a period of 12 months thereafter, she will not, without prior written approval from the Company’s Senior Vice-President, Human Resources: (a) directly or indirectly solicit or encourage any person who is an employee of the Company to terminate his or her employment relationship with, or accept any other employment outside of, the Company; (b) directly hire, or recommend or cause to be hired by an entity for which the Employee works, any person who is, or was within twelve (12) months before or after the Separation Date, an employee of the Company; or (c) provide any non-public information regarding an employee of the Company to any external person in connection with employment outside the Company, including, but not limited to, recruiters and prospective employers.

b.
The Employee agrees that, for a period of one year following the Separation Date, she will not enter into an employment or contractual relationship, either directly or indirectly, to provide services to any competitor of the Company without first speaking to and obtaining the consent of the Company’s Senior Vice President, Human Resources.

7.
Release of Claims. The Employee and her heirs, assigns, and agents agree to and hereby do release, waive, and discharge the Company and Releasees (as defined below) from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the Effective Date (as described below).

a.
Releasees. “Releasees” include the following: (1) the Company; (2) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; (3) with respect to each such entity identified in (1) and (2) above, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and (4) any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their predecessors or successors.

b.
Claims Released. The foregoing release includes, but is not limited to: (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America

Classification: GE Internal

federal, state, or local law, regulation, or ordinance2; (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith fair dealing; (6) any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Agreement.
Employee understands that she is not releasing any claims arising after the Effective Date, and that she is not releasing claims that cannot lawfully be released.

c.	ADEA Claims. The Employee acknowledges that she is releasing rights and claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”).

d.
Violating the Release. If the Employee violates this release by suing a Releasee or causing a Releasee to be sued for any matter in the scope of the release, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Releasee, including reasonable attorneys’ fees, except to the extent that paying such fees, costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

e.
Participating with Government Agencies. Nothing in this Agreement is intended to discourage or interfere with the Employee taking advantage of her right to file or participate in administrative claims or charges and/or communicating with government agencies or authorities, including any state or federal fair employment practices agency and law enforcement authorities. However, the Employee agrees she cannot receive any monetary or personal gain for such participation, to the maximum extent permitted by law. Accordingly, Employee shall be barred from seeking and expressly waives any and all waivable rights to any monetary, injunctive, or other personal relief for released claims, including but not limited to damages, remedies, or other such relief, any and all rights to which Employee hereby waives; provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by, or to any communication with, the United States Securities and Exchange Commission Employee understands that such waiver does not extend to relief that cannot lawfully be waived.

2 Including but not limited to claims under the New Jersey Conscientious Employee Protection Act, and all rights and claims under the Massachusetts Wage Act such as claims for unpaid or late payment of wages, unpaid overtime, vacation payments, commission payments, meal period violations and unpaid tips. California employees also specifically waive all rights and benefits under Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The term “creditor” in the above quote refers to the employee and the term “debtor” refers to the employer. Pursuant to the West Virginia Human Rights Act, West Virginia employees who need an attorney may call the West Virginia State Bar Association at (866) 989-8227.

Classification: GE Internal

f.
Alternative Dispute Resolution. The Employee agrees to submit to the Company’s internal alternative dispute resolution process, “Solutions” (for purposes of this Agreement called “Company ADR”), including final and binding arbitration, any claims not released by this Agreement and covered by such Company ADR process, or any claims that arise after the Effective Date (as described below) of this Agreement, including, but not limited to, disputes about the Agreement itself to the maximum extent permitted by law. Employee understands that this means she is giving up the right to a jury trial for any claims not released by this Agreement or that arise after the Effective Date, to the maximum extent permitted by law, and that all such claims submitted to arbitration pursuant to the Company ADR will be decided solely by an arbitrator. If Employee needs another copy of the Company ADR guidelines, she can access it online, if available, or ask her, Company HRM (or that person’s successor, if that person is no longer in the role) for a copy.

g.
Supplemental Release.  The Employee agrees that on or immediately after the Separation Date, she will execute a supplemental release covering the period from the Effective Date to the Separation Date.  The Employee agrees that all of the covenants that relate to the Company’s obligations on or after the Separation Date will be contingent on her execution of the Supplemental Release, which will be in the form of Exhibit B to this Agreement.

8.
Employee Availability. The Employee agrees to make herself reasonably available to the Company to respond to requests by the Company for information in any way pertaining to the Company that may be within the knowledge of the Employee. Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature. Employee agrees to cooperate to the extent the Company reasonably deems necessary. The Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation.

9.
Non-Disparagement. The Employee agrees, subject to any obligations she may have under applicable law, that she will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups or publishing companies, it will be considered a material breach of the terms of this Agreement. Employee understands that nothing in this paragraph prevents the Employee from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities.

Classification: GE Internal

10.
Severability of Provisions. In the event that any provision (other than Paragraph 7) in this Agreement is determined to be legally invalid or unenforceable by an arbitrator or any court of competent jurisdiction, in accordance with the Alternative Dispute Resolution paragraphs above, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement. The remaining terms of the Agreement and its enforceability shall remain unaffected.

11.
Non-Transfer of GE Information.  Employee represents that consistent with her obligations under the EIPIA and other Company policies she has not copied or transferred any GE Confidential Information to any external storage device, external personal email or other non GE-authorized storage location in anticipation of or connection with her separation, without the authorization of her Manager or her Company HRM. Such GE Confidential Information includes but is not limited to documents and data containing work product that was prepared for the Company by Employee or others during her employment. Employee represents that any material so transferred or copied by her, or on her behalf, is of a solely personal or social nature to Employee or relates to Company-provided compensation or benefits received by her or her dependents and that if she has any questions regarding the prohibitions in this paragraph she will discuss those with her the Senior Vice President of Human Resources prior to signing this Agreement. If Employee possesses Confidential Information stored on personal computer media, Employee shall so advise the Company upon execution of this Agreement, and work with the Company to ensure the location of all such data is fully disclosed by Employee to the Company, retrieved by the Company in a forensically sound manner, and permanently deleted by the Company or its designee from his personal computer media prior to the Separation Date.

12.
Return of Company Property. The Employee agrees that by the Separation Date she will have returned to the Company any and all Company property or equipment in her possession, including but not limited to: any computer, PDA, memory device, computer related hardware, printer, scanner, phone, credit card and dial comm card assigned to her. The Employee agrees that as of the Separation Date she will have no outstanding balance on her corporate credit card or other expenses for which appropriate T&L accounting has not been submitted.

13.
Confidentiality. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee's spouse, the Employee’s legal or financial advisor, or U.S. governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, the Employee shall immediately notify the Company and shall give the Company an opportunity to respond to such notice. The Employee shall not take any action

Classification: GE Internal

or make any decision in connection with such request or subpoena without first notifying the Company.

14.
Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on Employee fulfilling her obligations under this Agreement. If the Employee commits any material breach of this Agreement, the Company shall have the right to immediately cancel its obligations under this Agreement, and the Employee will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release in Paragraph 7 above. In the event such breach is established after arbitration in accordance with Company ADR, the Employee shall indemnify and hold Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement.

15.	Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties. The parties agree they have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by Employee and an authorized employee or agent of the Company.

17.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York.

18.
Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties or interest under those rules. Accordingly, this Agreement shall be modified, as determined by the Company, to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest. The Company may take any such action without the consent of, or notice to, the Employee. Consistent with the foregoing all payments under this Agreement shall be delayed to the extent necessary to comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-50 officers determined in accordance with Company rules).

Classification: GE Internal

19.	Format. The Employee and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes a release of all waivable claims. I understand that I am waiving unknown claims and I am doing so voluntarily and intentionally.

Elizabeth Comstock		General Electric Company
By:	/s/ Elizabeth J. Comstock	/s/ Susan Peters
Date:	October 2, 2017	Date:	October 6, 2017

Classification: GE Internal

EXHIBIT A

GENERAL ELECTRIC COMPANY
ALLOWANCE ON TERMINATION OF SERVICE – EMPLOYEE AGREEMENT

Name:	Elizabeth Comstock	SSO:200001033
I hereby agree to accept a Retirement Allowance effective January 1, 2018 to be paid as described below.
I understand that the granting of this Allowance is conditioned upon my electing optional retirement to begin on the first of the month following my attainment of age 60 under the GE Pension Plan, upon my agreement not to withdraw my contributions plus interest credited thereon under that Plan and upon my agreement not to elect the accelerated payment option under that Plan.
I understand that my Allowance consists of the following amounts (which are estimated amounts prior to survivorship election and subject to adjustment for any difference in my compensation or creditable service from current assumptions):
(A)    An estimated amount of $ 8,500 per month shall commence on January 1, 2018 and shall terminate at the end of the month in which I reach age 60 or the end of the month in which I die, if earlier. (Amount replaced by vested pension under the GE Pension Plan at age 60.).
(B)    An estimated amount of $ 99,000 per month shall commence on January 1, 2018 and shall terminate at the end of the month in which I reach age 60 or the end of the month in which I die, if earlier. (Amount replaced by pension under the GE Supplementary Pension Plan at age 60, which is hereby vested pursuant to this Agreement.)
(C)    An estimated amount of $ 500 per month shall commence on January 1, 2018 and shall continue until I attain age 64 and 00 months or until the end of the month in which I die, if earlier. I understand that I will not receive the payments described in this Paragraph (C) for the month in which I am eligible to begin receiving 80% of my Social Security benefits and for any subsequent month.
I understand that, under current tax laws, each payment of my Allowance shown in (A) and (C) above and, to the extent payment occurs before the first of the month after I reach age 60, each payment of my Allowance shown in (B) above represents wages that are subject to Social Security and Medicare taxes at the time of payment. I further understand that, under such laws, the present value of the portion of my Allowance shown in (B) above representing my vested Supplementary Pension at age

Classification: GE Internal

60 will constitute wages that are subject to Social Security and Medicare taxes. My share of such taxes will be payable by me at age 60. I agree that I am responsible for my share of these and all other applicable taxes that may apply at any time.
I further understand that if I am a top-50 officer as determined in accordance with Company rules, payment of my Allowance shall not be made within the first six months following my separation from service. In the event distribution is so delayed, payment will begin as of the first day of the seventh month following such separation and the first such payment shall be increased to reflect the missed payments (with interest accumulated in accordance with Pension Board rules).
Survivor Benefits
If Your Death Occurs Before the First of the Month After you Would Have Reached

Age 60

1.
A survivor benefit will be paid under the GE Pension Plan to your surviving spouse if you die before your pension commences under that Plan (i.e., the first of the month after you would have reached age 60). The survivor benefit starts when your pension under the GE Pension Plan would have started had you survived.

2.
To provide for an immediate and uninterrupted survivor benefit starting on the first of the month following your death, you can elect a survivor benefit with respect to the pre-age 60 Allowance shown in (A) and (B) above. You may also waive the survivor benefit with respect to such Allowance with your spouse's consent in which case no benefits will be paid pursuant to this Agreement if your death occurs before the first of the month after you would have reached age 60. If you elect this survivor benefit, your pre-age 60 Allowance will be paid as follows:

3.
The pre-age 60 Allowance shown in (A) and (B) above shall be reduced in the same manner as a pension is reduced to provide a 50% survivor benefit under Section IX (1) of the GE Pension Plan to a participant who is age 60 and taking into account the difference in age between you and your spouse.

4.
If you die before the first of the month following attainment of age 60, a benefit shall be paid to your surviving spouse equal to 50% of your reduced pre-age 60 Allowance under (A) and (B) above. The amount payable under this survivor benefit includes any benefit available to your surviving spouse in the form of a monthly income under the GE Pension Plan but this election will have no effect upon the amount of pension payable to you on and after the first of the month after you reach after age 60. If you die prior to such first of the month following attainment of age 60, the 50% survivor benefit payable to your surviving spouse

Classification: GE Internal

shall commence on the first of the month following your death and shall continue for the remaining lifetime of your spouse. No further Allowance shall be paid to any persons after both you and your spouse have died.

If Your Death Occurs On or After the First of the Month After you Have Reached Age 60

1.
On the first of the month after you reach age 60, the Allowance shown in (A) above will stop and your pension under the GE Pension Plan will begin. If you are married at that time, such pension will provide automatically for the payment of a reduced 50% joint and survivor annuity with a lifetime benefit to your surviving spouse after your subsequent death. During the 180-day period ending on the date such pension starts, you and your spouse can waive this payment method in favor of an optional method. Your GE Benefits Handbook and distribution election forms explain the conditions applicable to the survivor benefit and its waiver.

2.
The Allowance shown in (B) above includes the vesting of your benefit under the GE Supplementary Pension Plan. Such vested benefit also begins on the first of the month after you have reached age 60 and is payable in accordance with the terms of the GE Supplementary Pension Plan. If you are married at that time, such benefit will also provide automatically for the payment of a reduced 50% joint and survivor annuity with a lifetime benefit to your surviving spouse after your subsequent death. During the 180-day period ending on the date such pension starts, you and your spouse can waive this payment method in favor of an optional method. Your distribution election forms explain the conditions applicable to the survivor benefit and its waiver.

Classification: GE Internal

The survivor benefit has been explained to me. I understand that my election below applies to my death before the end of the month in which I reach age 60 and that any elections applicable to my death after that date must be made during the 180-day period ending on the first of the month after I reach age 60.
__X__    I elect to have the Survivor Benefit apply to my pre-age 60 Allowance.
_____    I waive the Survivor Benefit with respect to the pre-age 60 Allowance.
I understand that this Allowance may be terminated at any time by the Management Development and Compensation Committee of the Board of Directors if the Committee in its sole discretion determines that I or, after my death my surviving spouse, has acted or is acting in any way inimical to the interests of the Company. The Board of Directors may reduce, suspend or terminate this Allowance at any time in its discretion. In any event, this Allowance will be terminated if I am reemployed by the Company or any of its affiliates or subsidiaries.
Signed /s/ Elizabeth J. Comstock        Date Oct. 2, 2017

Elizabeth Comstock

I consent to the waiver of the Survivor Benefit with respect to the Allowance.
Signed        Date

(Spouse of Employee)

Classification: GE Internal

EXHIBIT B

SUPPLEMENTAL RELEASE

This supplemental release is given by Elizabeth Comstock to General Electric Company (the "Company") in consideration of the covenants and promises given by the Company in the Separation Agreement and Release signed by the Employee on Oct.2, 2017 (the “Separation Agreement”).

The Employee and her heirs, assigns, and agents agree to release, waive, and discharge the Company and Releasees (as defined in the Separation Agreement) from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the date hereof:

The foregoing release includes, but is not limited to: (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America federal, state, or local law, regulation, or ordinance3 (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; and any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Supplemental Release. Employee understands that she is not releasing any claims arising after the date Employee signs this Supplemental Release, and that she is not releasing claims that cannot lawfully be released.

3 *Including but not limited to claims under the New Jersey Conscientious Employee Protection Act, and all rights and claims under the Massachusetts Wage Act such as claims for unpaid or late payment of wages, unpaid overtime, vacation payments, commission payments, meal period violations and unpaid tips. California employees also specifically waive all rights and benefits under Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The term “creditor” in the above quote refers to the employee and the term “debtor” refers to the employer. Pursuant to the West Virginia Human Rights Act, West Virginia employees who need an attorney may call the West Virginia State Bar Association at (866) 989-8227.

Classification: GE Internal

The Employee represents that she understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company she is releasing, and that she understands that she is not releasing any rights or claims arising after the Effective Date of this Supplemental Release. The Employee shall have seven (7) days from the date she signs this Supplemental Release to revoke her consent to the waiver of her rights under the ADEA. To do so, she must submit a written revocation to the Company’s Senior Vice President of Human Resources. If the Employee revokes her consent to the waiver, all of the provisions of this Supplemental Release shall be void and unenforceable and the Company will have no further obligations pursuant to the Separation Agreement. If Employee does not revoke her consent, this Supplemental Release will take effect on the day after the end of the revocation period (the “Effective Date of this Supplemental Release”).

Elizabeth Comstock		GENERAL ELECTRIC COMPANY
By:	/s/ Elizabeth J. Comstock	/s/ Susan Peters
Date:	Oct. 2, 2017	Date:	Oct. 6., 2017

Classification: GE Internal